Sheet1

MuniYield California Insured Fund II, Inc.
File Number: 811-9191
CIK Number: 888410
For the Period Ending: 10/31/2000

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2000.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

10/11/2000	$3,000	Cal Hsg Fin Agy Rev/Dly	3.30%	02/01/2026

Last Updated on 12/20/2000
By Karen Lang